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PRESS RELEASE

FOR IMMEDIATE RELEASE:
                                        Contact: Investor Relations 978-762-8999


              MEDWAVE RAISES OVER $5 MILLION OF ADDITIONAL CAPITAL

JANUARY 13, 2004 - MEDWAVE INC. DANVERS, MASSACHUSETTS (NASDAQ: MDWV ) - Medwave, Inc. announced today that it has closed on over $5 million of additional capital to help further fund the Company's growth and continued development. The terms of the financing included the sale of just over 1.0 million shares of common stock at a price of $5.00 per share; no warrants to purchase stock or other securities were issued. The Company completed this financing without the use of an investment-banking firm, saving the Company considerable expense.

Anchoring the financing was Van Wagoner Private Opportunity Funds of San Francisco, California. Van Wagoner purchased 500,000 shares of Medwave stock for its Private Opportunities Fund. Another participant in this financing was Apogee Fund L.P. of Fort Worth Texas, purchasing 50,000 shares. In addition, there were private investors involved in this transaction, including Medwave's Chairman, Mr. William D. Corneliuson who purchased 100,000 shares of Medwave stock. Mr. Corneliuson's stock purchase is subject to stockholders approval at the next shareholders meeting to be held in late March or early April 2004.

Medwave Inc. develops, manufactures, and distributes non-invasive blood pressure products. Its Vasotrax(R) Hand Held Monitor, the Vasotrac(R) APM205A NIBP Monitor, and the MJ23 OEM Module are new approaches to non-invasive blood pressure monitoring. Medwave has received the necessary regulatory clearances to market its technology in Europe, Asia, and the United States. Medwave is ISO13485/ISO9001/MDD93/42/EEC certified, and all of its products are CE marked. Medwave previously received the Seal of Acceptance from the Alliance of Children's Hospitals, and recently received the Frost and Sullivan Market Engineering Award for Technology Innovation. Medwave has entered into distribution agreements throughout various parts of the world, and Medwave's technology is installed in over 500 hospitals and clinics worldwide. The company trades on the NASDAQ small cap market under the symbol MDWV.

Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered "forward-looking statements" and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in the Company's filings with the SEC, have affected and, in the future, could affect the Company's actual results: resistance to the acceptance of new medical products, the market acceptance of the Vasotrac(R) system and other products of the Company, hospital budgeting cycles, the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of the Company's products, the Company's success in creating effective distribution channels for its products, the Company's ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Medwave(R), Vasotrac(R), and Vasotrax(R) are trademarks of Medwave, Inc.